EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Zoom Technologies, Inc.

We consent to the incorporation by reference in the registration statements (No. 33-42834, No. 33-90930, No. 333-60565, No. 333-75575, No. 33-90191, No. 333-47888, No. 333-97573, No. 333-107923 and No. 333-126612) on Form S-8 of Zoom Technologies, Inc. of our report dated March 26, 2008, relating to the consolidated balance sheets of Zoom Technologies, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years then ended, and the related consolidated financial statement schedule, which report appears in the December 31, 2007 annual report on Form 10-K of Zoom Technologies, Inc.

/s/ UHY LLP

Boston, Massachusetts March 26, 2008